Exhibit 2.3
ESCROW AGREEMENT
     This ESCROW AGREEMENT (this “Agreement”) is dated as of the 12th day of February, 2009, by and among HeartWare International, Inc., a Delaware corporation (“Borrower”), Thoratec Corporation, a California corporation (“Lender”), and U.S. Bank National Association, a national banking association (the “Escrow Agent”), as escrow agent. Borrower and Lender are sometimes referred to herein, collectively, as the “Interested Parties.”
     WHEREAS, the Interested Parties have entered into that certain Agreement and Plan of Merger by and among Lender, Borrower, Thomas Merger Sub I, Inc. and Thomas Merger Sub II, Inc. (the “Merger Agreement”) and that certain Loan Agreement by and among Lender, Borrower and the Guarantors thereto (the “Loan Agreement”), each dated as of even date herewith, and pursuant to which certain amounts are to be placed in escrow pursuant to Section 2.02(b) of the Loan Agreement; and
     WHEREAS, the Interested Parties wish to engage the Escrow Agent to act, and the Escrow Agent is willing to act, as escrow agent hereunder and, in that capacity, to hold, administer and distribute the amounts deposited in escrow hereunder in accordance with, and subject to, the terms of this Agreement;
     NOW THEREFORE, for valuable consideration, the receipt whereof is hereby acknowledged, the parties hereto agree as follows:
       Section 1. Definitions.
The following terms not defined herein shall have the following meanings:
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.
“Borrowing Request” means a Borrowing Request (as defined in the Loan Agreement) delivered by Borrower to Lender in accordance with Section 2.02(a) of the Loan Agreement.
“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.
“Final Outside Date Extension Option” shall have the meaning assigned to such term in the Loan Agreement.
“First Disbursement Date” means May 1, 2009.
“Lender Termination” shall have the meaning assigned to such term in the Loan Agreement.
“Loans” shall have the meaning assigned to such term in the Loan Agreement.
“Maturity Date” means the earlier of (a) November 1, 2011, (b) the date on which all the Loans made pursuant to the Loan Agreement and remaining amounts in the Escrow Funds have been converted into shares of Borrower’s common stock in accordance with Section 2.10 and Section 2.11, respectively, of the Loan Agreement and (c) the date on which all Loans made pursuant to the Loan Agreement become due and payable in full thereunder, whether by acceleration or otherwise.
“Option Date” shall have the meaning assigned to such term in the Loan Agreement.
“Other Termination” means a termination of the Merger Agreement, other than a Lender Termination or a Superior Proposal Termination, by Lender, Borrower or mutually by the Interested Parties in accordance with the terms thereof.
“Outside Date” means (a) July 31, 2009 or (b) October 31, 2009, in the event that Lender or Borrower exercises its option to extend the Outside Date in accordance with Section 8.01(b)(i)(A) of the Merger Agreement or (c) January 31, 2010 in the event Lender exercises its option to extend the Outside Date in accordance with Section 8.01(b)(i)(B) of the Merger Agreement.
“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
“Second Disbursement Date” means July 31, 2009.
“Superior Proposal Termination” shall have the meaning assigned to such term in the Loan Agreement.
       Section 2. Deposit of Escrow Funds.
     (a) Lender shall deposit with the Escrow Agent the amount of twenty million dollars ($20,000,000) in immediately available funds (the “Escrow Amount”) no later than one (1) Business Day following the date of this Agreement.
     (b) In the event Lender exercises the Final Outside Date Extension Option in accordance with the Merger Agreement, then upon the Option Date, Lender shall deposit with the Escrow Agent the additional amount of eight million dollars ($8,000,000) in immediately available funds (the “Additional Escrow Amount” and collectively, with the Escrow Amount, the “Escrow Funds”).
     (c) Upon receipt of each of the Escrow Amount and the Additional Escrow Amount, the Escrow Agent shall send a notice to Lender and Borrower, in each case acknowledging receipt of the Escrow Amount or the Additional Escrow Amount, respectively, and the Escrow Agent shall hold such Escrow Funds in escrow pursuant to the terms of this Agreement. The Escrow Agent agrees to hold the Escrow Funds, together with any investment income or proceeds received by the Escrow Agent from the investment thereof from time to time pursuant to Section 4 (the “Escrow Earnings”, and, collectively, with the Escrow Funds, the “Escrow Property”) in a separate account established with the Escrow Agent (the “Escrow Account”), and to administer the Escrow Property in accordance with the terms of this Agreement. The

Interested Parties agree and acknowledge that Borrower shall have no ownership interest in the Escrow Account and Escrow Property other than with respect to the rights of payment in accordance with, and subject to, the terms and conditions of this Agreement.
       Section 3. Disbursements from Escrow Funds; Termination of Escrow Account
     (a) The Escrow Property shall be disbursed to the Interested Parties by the Escrow Agent only in accordance with this Section 3 and Section 4(e) or pursuant to joint written instructions executed by each of the Interested Parties and delivered to the Escrow Agent.
     (b) At any time, and from time to time, on or after the First Disbursement Date, the Interested Parties, upon receipt by Lender of a duly completed Borrowing Request delivered by Borrower in accordance with and subject to the terms and conditions of the Loan Agreement, shall deliver to the Escrow Agent a written direction substantially in the form attached hereto as Exhibit A (a “Escrow Account Payment Notice”) executed by each of the Interested Parties setting forth the amount to be paid from the Escrow Funds to Borrower as provided in such Borrowing Request. Promptly, but in any event no later than two (2) Business Days following the date of receipt of an Escrow Account Payment Notice or on such later date as may be designated in such Escrow Account Payment Notice, the Escrow Agent shall pay out of the Escrow Funds to Borrower the amount specified in such Escrow Account Payment Notice in accordance with the payment instructions set forth in Section 13(b). Notwithstanding the foregoing, the aggregate amount that the Escrow Agent shall pay from the Escrow Funds to Borrower pursuant to the delivery of one or more Escrow Account Payment Notices shall not exceed (i) twelve million dollars ($12,000,000) on any date during the period beginning on the First Disbursement Date and ending on the last Business Day prior to the Second Disbursement Date and (ii) twenty million dollars ($20,000,000) on any date during the period beginning on the Second Disbursement Date and ending on the last Business Day prior to the Maturity Date, provided that, in the event the Additional Escrow Amount is deposited by Lender on the Option Date, the aggregate amount that the Escrow Agent shall pay from the Escrow Funds to Borrower pursuant to the delivery of one or more Escrow Account Payment Notices shall not exceed twenty-eight million dollars ($28,000,000) on any date during the period beginning on the Option Date and ending on the last Business Day prior to the Maturity Date. For the avoidance of doubt, the parties agree that (i) the maximum aggregate amount that the Escrow Agent shall pay from the Escrow Funds to Borrower pursuant to this Section 3(b) shall not exceed twenty eight million dollars ($28,000,000), (ii) more than one Escrow Account Payment Notice may be delivered to the Escrow Agent pursuant to this Section 3(b) and (iii) Borrower will not be entitled to receive any amounts pursuant to this Section 3(b) (A) prior to the First Disbursement Date, (B) on or after the occurrence of a Lender Termination or Superior Proposal Termination or (C) on or after the Maturity Date.
     (c) In the event of any termination of the Merger Agreement, the Interested Parties shall provide written notice of such termination substantially in the form attached hereto as Exhibit B (a “Merger Agreement Termination Notice”) to the Escrow Agent, which shall specify whether such termination constitutes a Lender Termination, a Superior Proposal Termination or an Other Termination (a “Merger Agreement Termination”). Thereafter, if at any time Lender elects to convert all or a portion of the remaining Escrow Funds into Borrower’s common stock in accordance with Section 2.11 of the Loan Agreement, Lender shall deliver a written direction substantially in the form attached hereto as Exhibit C (a “Conversion Payment Notice”) to the Escrow Agent, setting forth the amount to be released from the Escrow Funds in connection with such conversion. Promptly, but in any event no later than three (3) Business Days following the date of receipt of a Conversion Payment Notice or on such later date as may be designated in such Conversion Payment Notice, the Escrow Agent shall pay out of the Escrow Funds to Borrower the amount specified in such Conversion Payment Notice in accordance with the payment instructions set forth in Section 13(b).
     (d) At any time, and from time to time, following (i) Lender’s delivery of a Merger Agreement Termination Notice specifying a Lender Termination or Superior Proposal Termination or (ii) the Maturity Date, if, in either case, any portion of the Escrow Property remain undistributed, Lender may deliver a written direction substantially in the form attached hereto as Exhibit D (a “Termination Notice”) to the Escrow Agent specifying either that the Merger Agreement has been terminated or that the Maturity Date has occurred and instructing the Escrow Agent to pay any remaining Escrow Property to Lender. Promptly, but in any event no later than two (2) Business Days following the date of receipt of a Termination Notice, the Escrow Agent shall pay all such amounts to Lender in accordance with the payment instructions set forth in Section 13(b).
     (e) The Escrow Account shall be deemed dissolved and this Agreement shall terminate upon the written agreement of the Interested Parties hereto or upon the later of (i) payment to Lender of all of the remaining Escrow Property pursuant to Section 3(d) and (ii) the first Business Day after October 31, 2009 in which no Escrow Funds remain in the Escrow Account and all other Escrow Property has been paid to Lender pursuant to Section 3(d) and Section 4(e).
       Section 4. Investment of Funds.
     (a) Eligible Investments. During the term of this Agreement, the Escrow Property shall be invested and reinvested by the Escrow Agent in Eligible Investments as directed in writing by Lender and as shall be acceptable to the Escrow Agent. The Escrow Property shall initially be invested in the IMMA (as defined below). Any Escrow Earnings shall be distributed as set forth in Section 3(d) and Section 4(e).
          “Eligible Investments” shall mean (i) marketable non-auction rate securities issued or guaranteed by the United States of America or the U.S. Treasury (provided that the full faith and credit of the United States is pledged in support thereof) or (ii) investment in a U.S. Bank Money Market account, which is FDIC insured, as fully described on the attached Exhibit E (the “IMMA”). Notwithstanding the foregoing, Eligible Investments shall be limited to those instruments readily obtainable and routinely offered by the Escrow Agent’s Corporate Trust Services division.
     (b) Statement of Account. By the 10th Business Day following the end of each month during which the Escrow Agent holds Escrow Property pursuant to this Agreement, commencing with the quarter ending March 31, 2009, the Escrow Agent shall provide to the Interested Parties a statement detailing the total amount of Escrow Property, all transactions and investments involving the Escrow Property, all earnings, interest, and gains on the Escrow Property and any disbursements made pursuant to Section 3 or Section 4(e), in each case during such calendar quarter. This statement shall be provided without any additional cost to the Interested Parties.
     (c) Escrow Agent Not Responsible For Investment Decisions. Subject to the obligations set forth in Section 4(a), the Escrow Agent shall have no obligation or duty to invest (or otherwise pay interest on) the Escrow Property; provided, however, that in the event the Escrow Agent shall not have received such written investment instruction, the Escrow Agent shall be authorized to invest any of the Escrow Property in the IMMA until such investment instruction is received. All earnings received from the investment of the Escrow Property shall be credited to, and shall become a part of, the Escrow Account (and any losses on such investments shall be debited to the Escrow Account). The Escrow Agent shall have the right to liquidate any investments held in order to provide funds necessary to make required payments under this Agreement. The Escrow Agent shall have no liability for any investment losses, including without limitation any market loss on any investment liquidated prior to maturity in order to make a payment required hereunder.
     (d) Tax Treatment. The Interested Parties agree that, for tax purposes, the Escrow Property shall, unless and until distributed or paid from the Escrow Account, be treated as owned by Lender. All Escrow Earnings shall be reported by the Escrow Agent as income of Lender for tax purposes.
     (e) Distribution of Income. The Escrow Agent shall distribute Escrow Earnings to Lender within two (2) Business Days following each March 31, June 30, September 30 and December 31 of each calendar year during which the Escrow Agent holds Escrow Property pursuant to this Agreement, beginning with the quarter ending March 31, 2009. Notwithstanding anything in this Agreement to the contrary, Escrow Earnings shall not be available for distribution or payment to Borrower.
     (f) Certification of Taxpayer Identification Number. Each of the Interested Parties hereto agrees to provide the Escrow Agent with a certified tax identification number by signing and returning an IRS Form W-9 to the Escrow Agent upon the execution and delivery of this Agreement. The Escrow Agent will comply with applicable tax reporting and withholding laws, and the Interested Parties acknowledge that, in the event their tax identification numbers are not certified to the Escrow Agent, the Internal Revenue Code may require withholding of a portion of payments from the Escrow Account.
       Section 5. Concerning the Escrow Agent.
     (a) Each Interested Party acknowledges and agrees that the Escrow Agent (i) shall not be responsible for any of the other agreements referred to or described in this Agreement (including without limitation the Merger Agreement or the Loan Agreement), or for determining or compelling compliance therewith, and shall not otherwise be bound thereby, (ii) shall be obligated only for the performance of such duties as are expressly and specifically set forth in this Agreement on its part to be performed, each of which is ministerial (and shall not be construed to be fiduciary) in nature, and no implied duties or obligations of any kind shall be read into this Agreement against or on the part of the Escrow Agent, (iii) shall not be obligated to take any legal or other action hereunder which might in its judgment involve or cause it to incur any expense or liability unless it shall have been furnished with acceptable indemnification, (iv) may rely on and shall be protected in acting or refraining from acting upon any written notice, instruction (including, without limitation, wire transfer instructions, whether incorporated herein or provided in a separate written instruction), instrument, statement, certificate, request or other document furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper person, and shall have no responsibility or duty to make inquiry as to or to determine the genuineness, accuracy or validity thereof (or any signature appearing thereon), or of the authority of the person signing or presenting the same, and (v) may consult counsel satisfactory to it, including in-house counsel, and the opinion or advice of such counsel in any instance shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the opinion or advice of such counsel, absent gross negligence or willful misconduct.
     (b) The Escrow Agent shall not be liable to anyone for any action taken or omitted to be taken by it hereunder except in the case of the Escrow Agent’s gross negligence or willful misconduct. In no event shall the Escrow Agent be liable for indirect, punitive, or consequential damage or loss (including but not limited to lost profits) whatsoever, even if the Escrow Agent has been informed of the likelihood of such loss or damage and regardless of the form of action, absent gross negligence or willful misconduct.
     (c) The Escrow Agent shall have no more or less responsibility or liability on account of any action or omission of any book-entry depository, securities intermediary or other subescrow agent employed by the Escrow Agent than any such book-entry depository, securities intermediary or other subescrow agent has to the Escrow Agent, except to the extent that such action or omission of any book-entry depository, securities intermediary or other subescrow agent was caused by the Escrow Agent’s own gross negligence or willful misconduct.
     (d) The Escrow Agent is hereby authorized, in making or disposing of any investment permitted by this Agreement, to deal with itself (in its individual capacity) or with any one or more of its affiliates, whether it or such affiliate is acting as a subagent of the Escrow Agent or for any third person or dealing as principal for its own account, provided that neither it nor its affiliates incur any expense or become entitled to receive any payment payable from the Escrow Property or by any Interested Party in connection therewith.
     (e) Notwithstanding any term appearing in this Agreement to the contrary, in no instance shall the Escrow Agent be required or obligated to distribute any Escrow Property (or take other action that may be called for hereunder to be taken by the Escrow Agent) sooner than (i) two (2) Business Days after it has received the applicable documents required under this Agreement, or (ii) passage of the applicable time period (or both, as applicable under the terms of this Agreement), as the case may be.

     (f) Unless and except to the extent otherwise expressly set forth herein, all deposits and payments hereunder, or pursuant to the terms hereof, including without limitation all payments to the Escrow Agent pursuant to Section 6, shall be in U.S. dollars.
       Section 6. Compensation, Expense Reimbursement and Indemnification.
     (a) Each of Lender, on the one hand, and Borrower, on the other hand, shall pay, or reimburse as applicable, 50% (fifty percent) of (i) the Escrow Agent’s reasonable and documented attorney’s fees and expenses incurred in connection with the preparation of this Agreement and (ii) the Escrow Agent’s compensation for its normal services hereunder in accordance with the fee schedule attached hereto as Exhibit F and made a part hereof.
     (b) Each of Lender, on the one hand, and Borrower, on the other hand, shall reimburse the Escrow Agent on demand for 50% (fifty percent) of all documented costs and expenses incurred in connection with the administration of this Agreement or the escrow created hereby or the performance or observance of its duties hereunder which are in excess of its compensation for normal services hereunder, including without limitation, payment of any reasonable and documented legal fees and expenses incurred by the Escrow Agent in connection with resolution of any claim by any party hereunder.
     (c) Each of Lender, on the one hand, and Borrower, on the other hand, shall indemnify the Escrow Agent (and its directors, officers and employees) and hold it (and such directors, officers and employees) harmless from and against 50% (fifty percent) of any loss, liability, damage, cost and expense of any nature incurred by the Escrow Agent arising out of or in connection with this Agreement or with the administration of its duties hereunder, including but not limited to reasonable and documented attorney’s fees, tax liabilities (other than tax liabilities associated with the Escrow Agent’s fees), any liabilities or damages that may result from any inaccuracy or misrepresentation made in any tax certification provided to the Escrow Agent by Lender or Borrower (provided, however, that the party providing such tax certification shall be responsible for 100% of such liabilities or damages), and other documented costs and expenses of defending or preparing to defend against any claim of liability unless and except to the extent such loss, liability, damage, cost and expense shall be caused by the Escrow Agent’s gross negligence or willful misconduct. The foregoing indemnification and agreement to hold harmless shall survive the termination of this Agreement.
     (d) Notwithstanding anything herein to the contrary, the Escrow Agent shall have and is hereby granted a possessory lien on and security interest in the Escrow Property, and all proceeds thereof, to secure payment of all amounts owing to it from time to time hereunder, whether now existing or hereafter arising, provided that amounts owing from Lender are first deducted from any interest or other income earned on the Escrow Property. The Escrow Agent shall have the right to deduct from the Escrow Property, and proceeds thereof, any such sums, upon three (3) Business Days’ notice to the Interested Parties of its intent to do so.
       Section 7. Resignation.

     The Escrow Agent may at any time resign as Escrow Agent hereunder by giving thirty (30) calendar days’ prior written notice of resignation to the Interested Parties. Prior to the effective date of the resignation as specified in such notice, Lender will issue to the Escrow Agent a written instruction authorizing redelivery of the Escrow Property to a bank or trust company that it selects as successor to the Escrow Agent hereunder, subject to the consent of Borrower (which consent shall not be unreasonably withheld or delayed). If, however, Lender shall fail to name such a successor escrow agent within thirty (30) calendar days after the notice of resignation from the Escrow Agent, the Escrow Agent may apply to a court of competent jurisdiction for appointment of a successor escrow agent.
       Section 8. Removal.
     The Escrow Agent may be removed (with or without cause) and a new escrow agent may be appointed upon the mutual agreement of Lender and Borrower. In such event, Lender and Borrower shall deliver a joint notice to the Escrow Agent of such removal together with joint written instructions authorizing delivery of the Escrow Funds to a successor escrow agent. All power, authority, duties and obligations of the Escrow Agent will apply to any successor escrow agent. The provisions of Section 6(c) shall survive the removal of the Escrow Agent.
       Section 9. Dispute Resolution.
     It is understood and agreed that, should any dispute arise with respect to the delivery, ownership, right of possession, and/or disposition of the Escrow Property, or should any claim be made upon the Escrow Agent or the Escrow Property by a third party, the Escrow Agent upon receipt of notice of such dispute or claim is authorized and shall be entitled (at its sole option and election and upon written notice to the Interested Parties) to retain in its possession without liability to anyone, all or any of the Escrow Property until such dispute shall have been settled either by the mutual written agreement of the parties involved or by a final order, decree or judgment of a court of competent jurisdiction in the United States of America, the time for perfection of an appeal of such order, decree or judgment having expired. The Escrow Agent may, but shall be under no duty whatsoever to, institute or defend any legal proceedings which relate to the Escrow Property.
       Section 10. Consent to Jurisdiction and Service.
     Each of the Interested Parties hereby absolutely and irrevocably consents and submits to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, and each of the Interested Parties hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the Interested Parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. The Interested Parties hereby irrevocably and unconditionally (a) waive, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State or Federal court and (b) agrees that the service thereof may be made to such party in accordance with Section 13.
       Section 11. Waiver of Jury Trial.
     THE ESCROW AGENT AND THE INTERESTED PARTIES HEREBY WAIVE A TRIAL BY JURY OF ANY AND ALL ISSUES ARISING IN ANY ACTION OR PROCEEDING BETWEEN THEM OR THEIR SUCCESSORS OR ASSIGNS, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF ITS PROVISIONS OR ANY NEGOTIATIONS IN CONNECTION HEREWITH.
       Section 12. Force Majeure.
     The Escrow Agent shall not be responsible for delays in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war or terrorism, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters.
       Section 13. Notices; Wiring Instructions.
     (a) Notice Addresses. Any notice permitted or required hereunder shall be in writing, and shall be sent (i) by personal delivery, overnight delivery by a recognized courier or delivery service, or (ii) mailed by registered or certified mail, return receipt requested, postage prepaid, or (iii) by confirmed telecopy accompanied by mailing of the original on the same day by first class mail, postage prepaid, in each case to the parties at their address set forth below (or to such other address as any such party may hereafter designate by written notice to the other parties).
If to Borrower:
HeartWare International, Inc.
14000-14050 NW 57th Court
Miami Lakes, FL 33014
Attention: David McIntyre
Fax: (305) 818-4123
Email: dmcintyre@heartwareinc.com
With a copy (which shall not constitute notice) to:
Shearman & Sterling LLP
599 Lexington Avenue
New York, NY 10022
Attention: Clare O’Brien
                 Robert M. Katz
Fax: (212) 848-7179

If to Lender:
Thoratec Corporation
6035 Stoneridge Drive
Pleasanton, CA 94588
Attention: Gary Burbach
Attention: Legal Department
Fax: (925) 738-0110
Email: gary.burbach@thortec.com
            david.lehman@thortec.com
With a copy to:
Latham & Watkins LLP
650 Town Center Drive, 20th Floor
Costa Mesa, CA 92626
Attention: Charles K. Ruck
                  Tad J. Freese
Fax: (714) 755-8290
If to Escrow Agent:
U.S. Bank National Association
Corporate Trust Services
One California Street Suite 2100
San Francisco, CA 94111
Attention: Sheila K. Soares
Ref: Heartware/Thoratec Escrow# 130190000
Tel. 415-273-4582
if by fax addressed as
above and sent to
the following telecopy
number:
Fax: (415) 273-4590
Email: sheila.soares@usbank.com
     Notwithstanding the foregoing, notices addressed to the Escrow Agent shall be effective only upon receipt. The Escrow Agent shall confirm receipt to the sending party promptly, and in any event within two (2) Business Days, following receipt of any such notice. If any notice or document is required to be delivered to the Escrow Agent and any other Person, the Escrow Agent may assume without inquiry that each notice or document was received by such other Person when it is received by the Escrow Agent.
     (b) Wiring Instructions. Any funds to be paid to or by the Escrow Agent hereunder shall be sent by wire transfer pursuant to the following instructions (or by such method of payment and pursuant to such instruction as may have been given in advance and in writing to or by the Escrow Agent, as the case may be, in accordance with Section 13(a) above by Borrower, Lender or the Escrow Agent, as applicable):
If to Borrower:
Bank: Mellon Bank
ABA #: 0430-0026-1
(For International Wires add: Swift # MELN -US3P)
For Credit to Merrill Lynch Account No. 101-1730
Further Credit to HeartWare, Inc. Account No. 748-07520
If to Lender:
Bank: Bank of America
ABA #: 0260-0959-3
Acct. #: 1472802500
(International Wires: Swift: BOFAUS3N; CHIPS: 0959)
If to the Escrow Agent:
Bank: U.S. Bank N.A.
ABA : 091000022
BNF: U.S. Bank Trust
FBO: U.S. Bank Trust N.A.
A/C: 180121167365

Ref: Heartware/Thoratec Escrow# 130190000
Attn: Sheila K. Soares/Corporate Trust S.F.
       Section 14. Miscellaneous.
     (a) Binding Effect; Successors.
          (1) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrower, Lender or the Escrow Agent that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.
          (2) If the Escrow Agent consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business (including the escrow contemplated by this

Agreement) to, another corporation, the successor corporation without any further act shall be the successor Escrow Agent.
          (3) Neither Borrower nor Lender shall assign or delegate any of its rights or duties hereunder to any person (other than with respect to Borrower by operation of law to Thomas Merger Sub I, Inc. and Thomas Merger Sub II, Inc., or their respective successors and assigns, in connection with the mergers contemplated by the Merger Agreement) without the prior written consent of Lender or Borrower, as applicable, and any attempted assignment without such prior written consent shall be null and void.
     (b) Modifications. This Agreement may not be altered or modified without the express written consent of the parties hereto. No course of conduct shall constitute a waiver of any of the terms and conditions of this Escrow Agreement, unless such waiver is specified in writing, and then only to the extent so specified. A waiver of any of the terms and conditions of this Escrow Agreement on one occasion shall not constitute a waiver of the other terms of this Escrow Agreement, or of such terms and conditions on any other occasion. Notwithstanding any other provision hereof, consent to an alteration or modification of this Agreement may not be signed by means of an e-mail address.
     (c) Governing Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF.
     (d) Reproduction of Documents. This Agreement and all documents relating thereto, including, without limitation, (i) consents, waivers and modifications which may hereafter be executed, and (ii) certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, optical disk, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.
     (e) Counterparts and Facsimile Execution. This Escrow Agreement may be executed in several counterparts, each of which shall be deemed to be one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or .pdf shall be deemed to be their original signatures for all purposes.
     (f) USA Patriot Act Compliance. To help the government fight the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account. For a non-individual person such as a business entity, a charity, a trust or other legal entity the Escrow Agent will ask for documentation to verify its formation and existence as a legal entity. The Escrow Agent may also ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation. The parties each agree to provide all such information and documentation as to themselves as reasonably requested by Escrow Agent to ensure compliance with federal law.
(Signature Page Follows)

     IN WITNESS WHEREOF, each of the parties has caused this Escrow Agreement to be duly executed and delivered in its name and on its behalf as of the day and year first above written.

HEARTWARE INTERNATIONAL, INC.
By:	/s/ Douglas Godshall
Title: President and Chief Executive Officer
Name: Douglas Godshall

THORATEC CORPORATION
By:	/s/ Gerhard F. Burbach
Title: President and Chief Executive Officer
Name: Gerhard F. Burbach

U.S. BANK NATIONAL ASSOCIATION, as Escrow Agent
By:	/s/ Sheila K. Soares
Title: Vice President
Name: Sheila K. Soares